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                                   EXHIBIT 12

                      RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      THIRTEEN WEEKS ENDED MAY 29, 1999 AND
        YEARS ENDED FEBRUARY 27, 1999, FEBRUARY 28, 1998, MARCH 1, 1997,
                        MARCH 2, 1996 AND MARCH 4, 1995

                         (Dollar Amounts in Thousands)

                                                   13 Weeks          Year           Year        Year           Year          Year
                                                      Ended         Ended          Ended       Ended          Ended         Ended
                                                    May 29,      Feb. 27,       Feb. 28,    March 1,       March 2,      March 4,
                                                       1999          1999           1998        1997           1996          1995
                                                   --------      --------       --------    --------       --------      --------
Fixed Charges

Interest expense                                   $ 72,914      $194,733      $159,752      $ 96,473      $ 68,341      $ 42,300

Interest portion of net rental expense (1)           40,688       136,478       111,943        66,067        52,080        40,424
                                                   --------      --------      --------      --------      --------      --------

Fixed charges before capitalized interest and
  preferred stock dividend requirement              113,602       331,211       271,695       162,540       120,421        82,724

Preferred stock dividend requirement (2)                984         1,299          --            --            --            --

Capitalized interest                                  2,094         9,212         3,834         1,897         1,948           373
                                                   --------      --------      --------      --------      --------      --------

Total fixed charges                                $116,680      $341,722      $275,529      $164,437      $122,369      $ 83,097
                                                   ========      ========      ========      ========      ========      ========

Earnings

Income before extraordinary loss and income
  taxes                                            $141,142      $199,570(4)   $512,377      $261,125(3)   $256,202      $231,464

Fixed charges before capitalized interest and
  preferred stock dividend requirement              113,602       331,211       271,695       162,540       120,421        82,724
                                                   --------      --------      --------      --------      --------      --------

Total adjusted earnings                            $254,744      $530,781      $784,072      $423,665      $376,623      $314,188
                                                   ========      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                     2.18          1.55          2.85          2.58          3.08          3.78
                                                   ========      ========      ========      ========      ========      ========

(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) The preferred stock dividend requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $62,562,000 pre-tax charge for nonrecurring and other charges.

(4) Income before extraordinary loss and income taxes for fiscal year 1999 includes a $282,810,000 charge for store closing and other charges.